                                                                    EXHIBIT 12.2


STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
PROGRAM FOR ANNUAL CLOSING OF ACCOUNTS
--------------------------------------------------------------------------------



                                  EXHIBIT 12.2

                            STARWOOD HOTELS & RESORTS
             CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                                                  PERIOD
                                                             YEAR ENDED         FROM FEB 23,       SIX MONTHS
                                                             DECEMBER 31,      TO DECEMBER 31,     ENDED JUNE 30,
                                                         -------------------   ---------------  -------------------
                                                          2000         1999         1998         2001         2000
                                                          ----         ----         ----         ----         ----

Earnings:
Income from continuing operations ...............          460         $423         $412         $207          227
Add:
    Adjustment for distributions in excess
     of equity earnings and losses (a) ..........            3            1            5            2            2
    Provision for income taxes ..................            1            2            1            1           --
    Minority equity in net income ...............            3            2           10            1            1
    Amortization of interest capitalized ........            1           --           --           --           --
                                                          ----         ----         ----         ----         ----
                                                           468          428          428          211          230
                                                          ----         ----         ----         ----         ----

Fixed Charges:
    Interest and other financial charges ........           39           47           26           19           19
    Interest factor attributable to rentals (b) .           --           --           --           --           --
                                                          ----         ----         ----         ----         ----
                                                            39           47           26           19           19
                                                          ----         ----         ----         ----         ----

Earnings, as adjusted, from continuing operations          507         $475         $454         $230         $249
                                                          ====         ====         ====         ====         ====

Fixed Charges:
    Fixed charges above .........................           39         $ 47         $ 26           19           19
    Interest capitalized ........................            2            7            7            1            1
                                                          ----         ----         ----         ----         ----
    Total fixed charges .........................           41         $ 54         $ 33           20           20
                                                          ====         ====         ====         ====         ====

Ratio:
    Earnings, as adjusted, from continuing
     operations to fixed charges ................         12.37        8.80         13.76        11.50        12.45
                                                          =====        ====         =====        =====        =====





Notes:

(a) The adjustment represents distributions in excess of undistributed earnings and losses of companies in which at least 20% but less than 50% equity is owned.

(b) As the entities owned by the Trust only lease fixed assets, they do not enter into any operational leases.